            June 13, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE: Clear Skies Solar, Inc. (Commission File No. 000-53105)

We have read the statements that we understand Clear Skies Solar, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Yours truly,

/s/ Rothstein, Kass & Company, P.C.

Rothstein, Kass & Company, P.C.